Exhibit 4.4

DESCRIPTION OF SECURITIES OF EIKON THERAPEUTICS, INC.

The following is a summary of the material terms of the capital stock of Eikon Therapeutics, Inc., or we, us, our, or the Company, as well as other material terms of our amended and restated certificate of incorporation, or Certificate of Incorporation, and amended and restated bylaws, or Bylaws, and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K, to which this exhibit is a part.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Our board of directors is authorized, without stockholder approval except as required by the rules and listing standard of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. Accordingly, holders of a plurality of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66 2/3% of the voting power of all of the then outstanding capital stock entitled to vote generally in the election of directors, voting as a single class, will be required to take certain actions, including removing directors and amending certain provisions of our Certificate of Incorporation absent approval of our board of directors, including the provisions relating to amending our Bylaws, director and board matters, and director liability.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 50,000,000 preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations, and restrictions thereof, in each case without further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants

As of December 31, 2025, we had 739,559 outstanding warrants to purchase shares of our common stock.

The warrants may be exercisable in whole or in part, at any time up to and including the first to occur of the consummation of a liquidation event and the fifth anniversary of the date of issue and thereafter shall terminate and be void. The warrants may be exercised either in cash or net issued.

Registration Rights

Investors’ Rights Agreement

We are party to the Amended and Restated Investors’ Rights Agreement, or the A&R Rights Agreement, which, among other things, grants certain rights to the holders of our then-outstanding redeemable convertible preferred stock, including certain registration rights with respect to the registrable securities held by them.

The holders of an aggregate of 29,855,741 shares of our common stock are entitled to these demand, piggyback and Form S-3 registration rights pursuant to the A&R Rights Agreement. We will pay the registration expenses, other than the underwriting discounts and selling commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire no later than (i) four years after the completion of our initial public offering, (ii) the closing of a liquidation event pursuant to which all proceeds received by such holder are cash or immediately freely tradeable equity securities or pursuant to which holders receive substantially similar registration rights, or (iii) with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, without limitation during any 90-day period.

Demand Registration Rights

Pursuant to the terms of the A&R Rights Agreement, the parties thereto will be entitled to certain demand registration rights. At any time beginning after the earlier of (i) four years after the date of the A&R Rights Agreement and (ii) six months after the completion of our initial public offering, the holders of not less than 30% of the registrable securities then outstanding may request that we register all or a portion of their shares by filing a registration statement on Form S-1. Such request for registration must cover at least 20% of the registrable securities then outstanding with anticipated aggregate proceeds of at least $30.0 million (or if all registrable securities proposed to be sold constitute common stock, then with anticipated aggregate proceeds of at least $5.0 million). If at any time while we are eligible to use a registration statement on Form S-3, holders of the registrable securities then outstanding can make a request that we register their shares on Form S-3 if such holders hold registrable securities in an anticipated aggregate price to the public of at least $5.0 million.

We will not be required to effect a registration on Form S-1 (i) during the period beginning 30 days prior to our good faith estimate of the planned filing date of a registration initiated by us until 90 days after the effective date of such registration (or 180 days in the case of an initial public offering) or ending on the subsequent date on which all market stand-off agreements applicable to our initial public offering have terminated, not to exceed an additional 34 days, (ii) after having effected two registrations on Form S-1, or (iii) if the holders propose to dispose shares that can be immediately registered on a registration statement on Form S-3. Similarly, we will not be required to effect a registration statement on Form S-3 (i) during the period beginning 30 days prior to our good faith estimate of the planned filing date of a registration initiated by us until 90 days after the effective date of such registration (or 180 days in the case of an initial public offering) or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated, not to exceed an additional 34 days, or (ii) after having effected two registrations on Form S-3 within a 12-month period immediately preceding the request.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of registrable securities will be entitled to piggyback registration rights pursuant to the A&R Rights Agreement allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to: (i) a demand registration pursuant to the A&R Rights Agreement, (ii) the registration relating solely to employee benefit plans, (iii) the registration relating to the offer and sale of debt securities only, or (iv) the registration of securities relating to a SEC Rule 145 transaction, then holders of these shares are entitled to notice of the registration and have the right to request us to use best efforts to include their shares in the registration (and any related qualification under blue sky laws or other compliance), subject to limitations that the underwriters may impose on the number of shares included in the offering.

Election and Removal of Directors; Vacancies

The exact number of directors is fixed from time to time by resolution of our board of directors. Directors are elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Directors may be removed with or without cause, and only by an affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote at an election of directors, voting as a single class.

Any vacancy occurring on our board of directors and any newly created directorship may be filled only by majority vote of the remaining directors then in office, even if less than a quorum.

Staggered Board

Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II, and Class III directors will serve until our annual meetings of stockholders in 2027, 2028 and 2029, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will typically be necessary for stockholders to effect a change in a majority of the members of our board of directors.

Stockholder Meetings

Our Certificate of Incorporation and our Bylaws provide that special meetings of our stockholders may be called only by the Chair of our board of directors, our Chief Executive Officer, or the board of directors. Our Certificate of Incorporation and our Bylaws specifically deny any power of any other person to call a special meeting.

Amendment of Certificate of Incorporation

The provisions of our Certificate of Incorporation under Articles V, VI, VII, VIII, and IX may be amended only by the affirmative vote of holders of at least 66 2/3% of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, if our board of directors recommends that stockholders approve such amendment, such amendment will only require the affirmative vote of the holders of a majority of the voting power of our outstanding shares of capital stock.

Amendment of Bylaws

The provisions of our Bylaws may be amended or repealed, and new bylaws may be adopted by (i) our board of directors, or (ii) our stockholders, with the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Notwithstanding the foregoing, if our board of directors recommends that stockholders approve such adoption, amendment, or repeal, such amendment will only require the affirmative vote of the holders of a majority of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Other Limitations on Stockholder Actions

Our Bylaws impose some procedural requirements on stockholders who wish to bring business before a meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary and provide us additional information regarding the proponents of such proposal and the proposal itself, including:

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a description of the business or nomination to be brought before the meeting, the text of the proposal or business, and the reasons for conducting such business at the meeting;
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the stockholder’s name and address;
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any material interest of the stockholder in the proposal;
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the number of shares beneficially owned by the stockholder, the date or dates such shares were acquired, and the investment intent of such acquisition;
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any agreement, arrangement, or understanding that has been entered into by the stockholder the effect or intent of which is to mitigate loss, manage risk, or benefit from changes in the price of any our securities; and
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any proxy, agreement, arrangement, understanding, or relationship pursuant to which the stockholder or an affiliate has or shares a right to vote any shares of any class or series.

To be timely, a stockholder must generally deliver notice:

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in connection with an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders or we did not have an annual meeting in the preceding year, a stockholder notice will be timely if received by us not earlier than the opening of business on the 120th day prior to the date of the annual meeting and not later than (i) the close of business on the 90th day prior to such annual meeting, or (ii) if later, the close of business on the tenth day following the day on which we first publicly announce the date of the annual meeting; or
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in connection with the election of a director at a special meeting of stockholders, the tenth day following the day on which public disclosure of such special meeting was first made.

In order to submit a nomination for our board of directors or bring another proposal before a meeting of stockholders, a stockholder must also submit all information with respect to the nominee or the proposal that would be required to be included in a proxy statement, as well as other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL, we will indemnify any officer or director of our company against all monetary damages for breach of fiduciary duty as a director or an officer, as applicable.

In addition, our Certificate of Incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by law. As a result, neither we, nor our stockholders through stockholders’ derivative suits on our behalf, have the right to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except to the extent required by law.

Amending the foregoing provisions will not reduce our indemnification obligations relating to, or the exculpation of our officers and directors for, actions taken before an amendment.

Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty, arising pursuant to any provision of the DGCL, Certificate of Incorporation, or Bylaws, or governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (i) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (iii) for which the Court of Chancery does not have subject matter jurisdiction.

Anti-Takeover Provisions

Certain provisions of Delaware law, along with our Certificate of Incorporation and our Bylaws, may have the effect of delaying, deferring, or discouraging (i) acquiring control of our company by means of a proxy contest, tender offer, or otherwise, or (ii) removing our incumbent officers and directors. These provisions, as well as our ability to issue preferred stock, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could have the effect of delaying, discouraging, or preventing attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, MA 02021.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “EIKN.”